Exhibit 99.1

New Data Show Unprecedented Undetectable Rates of Over 90 Percent in HIV Patients Receiving FUZEON and Investigational Integrase Inhibitor MK-0518

NUTLEY, N.J. and MORRISVILLE, N.C. (October 5, 2006) -- New data presented at the 46th annual Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in San Francisco indicate that nearly all treatment-experienced HIV patients who initiated therapy with FUZEON (enfuvirtide) and the investigational integrase inhibitor MK-0518 in a clinical trial achieved undetectable levels of HIV (less than 400 copies per mL of blood). Such response rates have never been attained in clinical trials of HIV patients living with drug-resistant virus. FUZEON, co-developed by Roche and Trimeris (NASDAQ: TRMS), is the first and only fusion inhibitor available for the treatment of HIV. MK-0518 is a novel investigational integrase inhibitor being developed by Merck & Co., Inc.

Investigators reported results of a 24-week, Phase IIB, Merck-sponsored study of MK-0518 in patients with resistance to protease inhibitors, nucleoside analogues and non-nucleoside analogues. Patients received one of three doses of MK-0518 (200 mg, 400 mg or 600 mg) twice-daily in combination with an optimized regimen of anti-HIV drugs. In the subset of patients who received FUZEON for the first time in their drug regimen along with MK-0518, approximately 90 to 95 percent of 32 subjects achieved undetectable HIV, compared to approximately 60 to 70 percent of 82 subjects who received MK-0518 without FUZEON. Overall, FUZEON increased response rates in the study by approximately 50 percent.

These findings are consistent with the recent HIV treatment guidelines, which emphasize undetectability as the goal of therapy in treatment-experienced patients, as well as the need to initiate multiple active anti-HIV agents simultaneously in order to achieve this goal.

"These exciting data with enfuvirtide and MK-0518 show that when agents from two new classes of anti-HIV drugs are used together, we can expect to achieve high response rates which have only previously been observed in the most successful trials with treatment-naive patients," said Richard Haubrich, Professor of Medicine, Division of Infectious Diseases, University of California at San Diego. "If these data are confirmed in larger groups of patients, the availability of enfuvirtide and novel agents such as MK-0518, now available in expanded access programs, will provide treatment-experienced patients with an excellent opportunity to achieve undetectable HIV-RNA values."

According to a Merck press release on the study, the most commonly reported study therapy-related side effects (occurring in at least five percent of patients in at least one treatment group) were diarrhea, nausea, fatigue, headache and itching. Four patients discontinued treatment due to adverse experiences.

Facts About FUZEON

Administered via one 90 mg injection twice-daily, FUZEON is the first and only fusion inhibitor for the treatment of HIV. Unlike other HIV drugs that work after HIV has entered the human immune cell, FUZEON works outside the CD4 cell, blocking HIV from entering the cell. For this reason, FUZEON is effective in treatment-experienced patients who have developed resistance to other anti-HIV drugs, though patients may still develop resistance to FUZEON. FUZEON was granted accelerated approval by the U.S. Food and Drug Administration (FDA) in March 2003 on the basis of 24-week data, and was granted traditional (full) approval on Oct. 15, 2004 on the basis of long-term 48-week data.

FUZEON is indicated for use in combination with other antiretroviral agents for the treatment of HIV in treatment-experienced patients with evidence of HIV-1 replication despite ongoing antiretroviral therapy.

Injection Site Reactions (ISRs): ISRs are the most common adverse events associated with FUZEON. ISRs occurred in 98% of patients studied and 4% discontinued FUZEON due to ISRs. Signs/symptoms may include pain and discomfort, hardened skin, redness, bumps, itching and swelling. Eleven percent of patients had local reactions that required analgesics or limited usual activities.

Pneumonia: An increased rate of bacterial pneumonia was observed in subjects treated with FUZEON in the Phase III clinical trials compared to the control arm. It is unclear if the increased incidence of pneumonia is related to FUZEON use. Patients with HIV infection should be carefully monitored for signs and symptoms of pneumonia. Risk factors for pneumonia included low initial CD4 cell count, high initial viral load, intravenous drug use, smoking and a prior history of lung disease.

Hypersensitivity Reactions: Systemic hypersensitivity reactions have been associated with FUZEON therapy and may recur on rechallenge. Hypersensitivity reactions have included individually and in combination: rash, fever, nausea and vomiting, chills, rigors, hypotension and elevated serum liver transaminases. Other adverse events that may be immune mediated and have been reported in subjects receiving FUZEON include primary immune complex reaction, respiratory distress, glomerulonephritis and Guillain-Barre syndrome.

Other Adverse Events: The events most frequently reported in patients receiving FUZEON plus an optimized background regimen were diarrhea (32%), nausea (23%) and fatigue (20%). These events were seen at a lower incidence in patients taking a FUZEON-based regimen compared to those receiving an optimized background regimen without FUZEON when taking into account the uneven number of patients in each arm and the length of time they are in that arm. As measured in number per 100 patient years, the incidence was: diarrhea (38 per 100 patient-years in subjects receiving FUZEON-based regimens vs. 73 per 100 patient-years in patients who did not receive FUZEON), nausea (27 vs. 50, respectively) and fatigue (24 vs. 38, respectively).

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for more than 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV.

Roche and Trimeris are working together to discover, develop and commercialize the next generation of HIV fusion inhibitors.

About Roche

Hoffmann-La Roche Inc. (Roche), based in Nutley, N.J., is the U.S. pharmaceuticals headquarters of the Roche Group, one of the world's leading research-oriented healthcare groups with core businesses in pharmaceuticals and diagnostics. For more than 100 years, the Roche Group has been committed to developing innovative products and services that address prevention, diagnosis and treatment of diseases, thus enhancing people's health and quality of life. An employer of choice, in 2005, Roche was named one of Fortune magazine's Best Companies to Work For in America, ranked as the No. 3 Best Company to Work For in NJ (NJ Biz magazine), the No. 1 Company to Sell For (Selling Power) and one of AARP's Top Companies for Older Workers. For additional information about the U.S. pharmaceuticals business, visit our websites: http://www.rocheusa.com or www.roche.us.

About Trimeris, Inc.

Trimeris, Inc. (NASDAQ: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the company's Web site at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 10, 2006 and its periodic reports filed with the SEC.

Contacts: Mike Nelson

Roche

(973) 562-2409

mike.nelson@roche.com

Walter Capone

Trimeris, Inc.

(919) 419-6050

wcapone@trimeris.com

Robyn Meyer

MS&L

(212) 468-4200

robyn.meyer@mslpr.com